Exhibit 99.2

Clay Jones Promoted to President and Chief Operating Officer of Heritage Bank of Commerce

San Jose, California – December 13, 2021 – Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the “Company”) of Heritage Bank of Commerce (the “Bank”), today announced that the Board of Directors of the Company and the Bank approved the appointment of Robertson (Clay) Jones as President and Chief Operating Officer of the Bank, effective immediately. Walter T. Kaczmarek, President and Chief Executive Officer of the Company, will continue as Chief Executive Officer of the Bank.

“Clay is an exceptional leader and his promotion to President and Chief Operating Officer of the Bank places him in a key leadership role to preside over further growth and success of our Bank, and I look forward to working with him in this new role,” said Mr. Kaczmarek. “Clay has more than three decades of proven experience growing community and commercial banking organizations. Most recently, as Executive Vice President/President of Community Business Banking at the Bank, he has shown his ability to lead during very challenging times. His customer, community and employee focus is exceptional, and has been instrumental to our success as a company.”

Prior to joining the Bank in 2019, Mr. Jones served nearly a decade at Presidio Bank, assuming the role of President in 2018. Before that he was the organizing and initial President and CEO of New Resource Bank, widely considered the first sustainably focused community bank in the nation. From October 1993 to May 2005, Mr. Jones served in ever increasing corporate capacities for subsidiaries of Greater Bay Bancorp and Comerica Bank, including his position as Executive Vice President & Chief Operating Officer at Cupertino National Bank and Executive Vice President and Manager of the Venture Banking Group.

A longstanding and committed community supporter, Mr. Jones has served in a variety of advisory and board roles across the Bay Area. He is currently an Executive Board Member of JobTrain, an educational and training institution serving low-income individuals and their families, and a Board Member for the Redwood City Chamber of Commerce. Mr. Jones holds a B.S. Degree in Business Administration from the University of the Pacific.

Heritage Commerce Corp, a bank holding company established in October 1997, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo, San Rafael, Sunnyvale, and Walnut Creek. Heritage Bank of Commerce is an SBA Preferred Lender. Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in San Jose, CA and provides business-essential working capital factoring financing to various industries throughout the United States. For more information, please visit http://www.heritagebankofcommerce.bank. Heritage Bank of Commerce is a member of the Federal Deposit Insurance Corporation.

For additional information, contact:

Debbie Reuter

EVP, Corporate Secretary

Direct: (408) 494-4542

Debbie.Reuter@herbank.com